Exhibit 12.1

CARRIZO OIL AND GAS, INC.

STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Year Ended December 31,						Six Months Ended June 30, 2012
	2011	2010		2009	2008	2007
	(In thousands, except ratios)
Earnings
Income (loss) before income taxes and equity in income of investees	$54,849	$15,679		$(318,152)	$(65,772)	$24,712	$56,755
Interest expense	52,803	43,264		38,286	30,257	26,403	35,022
Less interest capitalized	(23,369)	(20,746)		(19,696)	(20,527)	(11,718)	(13,832)
Interest portion of rental expense	1,475	1,292		1,237	1,568	1,096	862

Total Earnings	$85,758	$39,489		$(298,325)	$(54,474)	$40,493	$78,807

Fixed Charges:
Interest expense	$52,803	$43,264		$38,286	$30,257	$26,403	$35,022
Interest portion of rental expense	1,475	1,292		1,237	1,568	1,096	862

Total Fixed Charges	$54,278	$44,556		$39,523	$31,825	$27,499	$35,884

Ratio of earnings to fixed charges	1.58	0.89	(1)	— (2)	— (3)	1.47	2.20

	Year Ended December 31,						Six Months Ended June 30, 2012
	2011	2010		2009	2008	2007
	(In thousands, except ratios)
Earnings
Income (loss) before income taxes and equity in income of investees	$54,849	$15,679		$(318,152)	$(65,772)	$24,712	$56,755
Interest expense	52,803	43,264		38,286	30,257	26,403	35,022
Less interest capitalized	(23,369)	(20,746)		(19,696)	(20,527)	(11,718)	(13,832)
Interest portion of rental expense	1,475	1,292		1,237	1,568	1,096	862

Total Earnings	$85,758	$39,489		$(298,325)	$(54,474)	$40,493	$78,807

Combined Fixed Charges and Preferred Stock Dividends:
Interest expense	$52,803	$43,264		$38,286	$30,257	$26,403	$35,022
Interest portion of rental expense	1,475	1,292		1,237	1,568	1,096	862
Preferred stock dividend requirements of Carrizo Oil & Gas, Inc.	—	—		—	—	—	—

Total Combined Fixed Charges and Preferred Stock Dividends	$54,278	$44,556		$39,523	$31,825	$27,499	$35,884

Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends	1.58	0. 89	(1)	— (2)	— (3)	1.47	2.20

(1)	Earnings for the year ended December 31, 2010, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $5.1 million primarily due to non-cash impairments of oil and gas properties of $2.7 million.

(2)	Earnings for the year ended December 31, 2009, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $337.8 million due to non-cash impairments of oil and gas properties of $338.9 million.

(3)	Earnings for the year ended December 31, 2008, were insufficient to cover fixed charges and combined fixed charges and preferred stock dividends by $86.3 million due to a non-cash impairment of oil and gas properties of $178.5 million.